EXHIBIT 99.1

NEWS RELEASE

June 14, 2006 - Vancouver, BC and Denver, CO. Gryphon Gold Corporation (GGN: TSX; GYPH: OTC.BB) (the “Company”) today announced consolidated financial results for the year ending March 31, 2006.

For the year ending March 31, 2006 the Company had a consolidated loss of $5,602,336 or $0.19 per share compared to a consolidated loss of $2,525,420 or $0.17 per share for the year ending March 31, 2005 on fewer shares outstanding. Exploration expenses during the year ending March 31, 2006 were $3,657,010 or 67% of total expenses during the period, compared to $1,009,173 or 40% of total expenses for the year ended March 31, 2005. The increase in spending was all related to continuation of permitting activities, the drilling program and the ongoing feasibility study on the Borealis property initiated in May 2005. During the year ending March 31, 2006 a total of 136 reverse circulation holes, totaling 60,830 feet were drilled on the Borealis property, compared to 32 holes drilled during the year ending March 31, 2005.

General administration, salaries, travel and consulting related expenses for the year ending March 31, 2006 totaled $2,089,346 or 36% of total expenses during the period, compared to $1,519,497 or 60% of total expenses for the prior fiscal year. The increase in expenditures is due to an increase in staffing, greater travel associated with financing activities and to the Borealis property, increased spending on investor relations and the establishment of an office in Lakewood, Colorado.

Interest income earned from cash deposits was $168,170 for the year compared to $9,646 in the prior fiscal year, this being due to higher cash balances held in interest bearing bank accounts during 2006. As at March 31, 2006, the company held $9,390,925 in cash balances.

For the three months ending March 31, 2006 the Company had a net loss of $2,413,502 or $0.08 per share compared to a net loss of $870,435 or $0.06 per share for the same period in the prior year. Exploration expenses for the three months ending March 31, 2006, were $1,892,183 or 76% of total expenses during the period, compared to $264,800 or 30% of total expenses for the same period in the prior year. The increase in spending was related to the continuation of exploration drilling, permitting activities and the ongoing feasibility study preparation.

Borealis update

The Company is continuing to focus on completing the required permitting and feasibility study for our Borealis Gold Project. As reported on February 1, 2006 the Water Pollution Control permit has been issued for the Borealis Gold Project by the State of Nevada, Division of Environmental Protection. Subsequently, in April, the State also granted the required Air Quality Permit. The Company is actively working toward a production decision which is anticipated by August 2007.

During the year ended March 31, 2006, the Company raised its position in the Borealis property from a 70% Join Venture earn-in to 100% ownership by completing a total of $1.4 million in payments. The last required payment was made in January of 2006.

On April 20 and June 13, 2006 the Company reported drilling and assay results on the Graben mineralized zone. The reported results extended the gold bearing zone to the north and west and

Head Office:   Suite 360-390 Union Blvd. — Lakewood, CO – 80228 — USA
Vancouver Office:   810-1130 W. Pender St. — Vancouver, BC – Canada — V6E 4A4
Toll Free:   1.888.261.2229

improved the width in the center of the zone. The Company is continuing its exploration drilling and will continue to focus on expanding gold mineralization into previously untested areas of the property.

The Company completed its initial public offering on December 22, 2005 and announced it sold 6.9 million units for gross proceeds of Cdn $5.9 million. The units were sold at a price of Cdn $0.85 each and consist of one common share and one warrant. Each warrant is exercisable for a period of 12 months at a price of Cdn $1.15. The proceeds from the IPO plus the proceeds from the March 2006 private placement are being utilized to fund the exploration program and the completion of the feasibility study and related permitting of the project.

On March 24, 2006 the Company announced the closure of a private placement of units, which raised gross proceeds of Cdn $6.8 million by the issuance of 5,475,000 units at a price of Cdn $1.25 to accredited investors in Canada and the United States. Each unit consisted of one share of common stock and one half of one Series B share purchase warrant, Each whole Series B warrant is exercisable to acquire one share of common stock at a price of Cdn $1.65 until March 23 , 2007.

Gryphon Gold is a Nevada corporation, which is in the business of acquiring and developing gold properties in the United States. Gryphon Gold’s principal property is the Borealis Property located in the Walker Lane Gold Belt in Western Nevada.

Full financial statements and securities filings are available on our website www.gryphongold.com and at www.sec.gov or www.sedar.com.

For further information contact:
Tony Ker, Executive Vice President by Phone 604-261-2229 or by email tker@gryphongold.com

This press release contains “forward-looking information” which may include, but is not limited to, statements with respect to our planned exploration program. Such forward-looking statements reflect our current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including, the risks and uncertainties outlined under the section titles “Risk Factors and Uncertainties” in our prospectus (available at www.sedar.com) and registration statement filed with the SEC (available at www.sec.gov). Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. We do not undertake to update forward-looking statements.

In this press release the Company uses the term “mineral resources” and its subcategories “measured”, “indicated” and “inferred” mineral resources. Investors are advised that while such terms are recognized and required by Canadian regulations, the U.S. Securities and Exchange Commission does not recognize them. U.S. investors are cautioned not to assume that any part or all of mineral deposits in these categories will ever be converted into reserves. “Inferred mineral resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, issuers must not make any disclosure of results of an economic evaluation that includes inferred mineral resources, except in rare cases. U.S. investors are cautioned not to assume that part or all of an inferred mineral resource exists, or is economically or legally mineable.”

Head Office:   Suite 360-390 Union Blvd. — Lakewood, CO – 80228 — USA
Vancouver Office:   810-1130 W. Pender St. — Vancouver, BC – Canada — V6E 4A4
Toll Free:   1.888.261.2229